Exhibit 99.1

FOR IMMEDIATE RELEASE

Hexion Inc. Announces Third Quarter 2018 Results

Third Quarter 2018 Highlights

•	Net sales of $952 million, a 4% increase versus prior year

•	Net loss of $18 million

•	Segment EBITDA of $128 million, a 33% increase versus prior year

COLUMBUS, Ohio - (November 13, 2018) - Hexion Inc. (“Hexion” or the “Company”) today announced results for the third quarter ended September 30, 2018.

“Our positive momentum continued in the third quarter of 2018 reflecting strong results in our base epoxy resins, phenolic specialty resins, and forest products businesses,” said Craig A. Rogerson, Chairman, President and CEO. “Our year-to-date Segment EBITDA gains of 29% also reflect the positive impact of our recent structural cost reduction initiatives and the growth in our waterborne coatings business as we successfully brought on additional capacity during the third quarter. In addition, our year-to-date operating cash flow improved by $156 million compared to the prior year and we remain focused on generating improved cash flow through year-end 2018.”

Mr. Rogerson added: “We continue to experience solid demand in our global forest products business and strong market fundamentals in our base epoxy resins business. We expect strength in these businesses to persist for the foreseeable future and to support strong 2018 results over the prior year. Additionally, we expect the introduction of new products and government supported investment in the China wind energy market to drive improvement in our epoxy specialty business in 2019.”

Third Quarter 2018 Results

Net Sales. Net sales for the quarter ended September 30, 2018 were $952 million, an increase of 4% compared with $914 million in the prior year period. The increase in reported net sales was driven by the pass-through of higher raw material costs and pricing actions primarily in the base epoxy resins business.

Segment EBITDA. Segment EBITDA for the quarter ended September 30, 2018 was $128 million, an increase of 33% compared with the prior year period. Segment EBITDA in the third quarter of 2018 increased by $33 million, or 35%, when adjusted for divestitures. Third quarter 2018 results reflected cost reduction actions and improved margins primarily in the Company’s base epoxy resins, phenolic specialty resins, and global forest products businesses.

Global Restructuring Programs

In the first nine months of 2018, the Company achieved $37 million of cost savings related to its restructuring program announced in the fourth quarter of 2017. At September 30, 2018, Hexion had approximately $17 million of total in-process savings, the majority of which it expects to realize by year-end 2018.

Segment Results

Following are net sales and Segment EBITDA by reportable segment for the third quarter ended September 30, 2018 and 2017. See “Non-U.S. GAAP Measures” for further information regarding Segment EBITDA and a reconciliation of net loss to Segment EBITDA.

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2018	2017	2018	2017
Net Sales (1):
Epoxy, Phenolic and Coating Resins	$521	$528	$1,625	$1,537
Forest Products Resins	431	386	1,268	1,159
Total Net Sales	952	914	2,893	2,696
Adjustment for disposition (2)	—	(4)	—	(12)
Adjusted Net Sales	$952	$910	$2,893	$2,684

Segment EBITDA:
Epoxy, Phenolic and Coating Resins	$66	$45	$208	$143
Forest Products Resins	76	66	219	195
Corporate and Other	(14)	(15)	(53)	(47)
Total Segment EBITDA	$128	$96	$374	$291
Adjustment for disposition (2)	—	(1)	—	(3)
Adjusted Segment EBITDA	$128	$95	$374	$288
(1)Intersegment sales are not significant and, as such, are eliminated within the selling segment.
(2)Adjustment for disposition impacts the Forest Products Resins segment.

Liquidity and Capital Resources

At September 30, 2018, Hexion had total debt of approximately $3.8 billion compared to $3.7 billion at December 31, 2017. In addition, at September 30, 2018, the Company had $306 million in liquidity comprised of $121 million of unrestricted cash and cash equivalents, $151 million of borrowings available under the Company’s senior secured asset-based revolving credit facility (the “ABL Facility”) and $34 million of time drafts and availability under credit facilities at certain international subsidiaries. Hexion expects to have adequate liquidity to fund its ongoing operations for the next twelve months from cash on its balance sheet, cash flows provided by operating activities and amounts available for borrowings under its credit facilities.

Earnings Call

Hexion will host a teleconference to discuss Third Quarter 2018 results on Tuesday, November 13, 2018, at 9:00 a.m. Eastern Time. Interested parties are asked to dial-in approximately 10 minutes before the call begins at the following numbers:

U.S. Participants: (844) 492-6045
International Participants: +1 (574) 990-2716
Participant Passcode: 1484406

Live Internet access to the call and presentation materials will be available through the Investor Relations section of the Company's website: www.hexion.com. A replay of the call will be available for one week beginning at 12:00 p.m. Eastern Time on November 13, 2018.  The playback can be accessed by dialing (855) 859-2056 (U.S.) and +1 (404) 537-3406 (International). The passcode is 1484406.

Covenant Compliance
The instruments that govern the Company’s indebtedness contain, among other provisions, restrictive covenants regarding indebtedness (including an Adjusted EBITDA to Fixed Charges ratio incurrence test), dividends and distributions, mergers and acquisitions, asset sales, affiliate transactions and capital expenditures.
The indentures that govern the Company’s 6.625% First-Priority Senior Secured Notes, 10.00% First-Priority Senior Secured Notes, 10.375% First-Priority Senior Secured Notes, 13.75% Senior Secured Notes and 9.00% Second-Priority Senior Secured Notes (collectively, the “Secured Indentures”) contain an Adjusted EBITDA to Fixed Charges ratio incurrence test which may restrict our ability to take certain actions such as incurring additional debt or making acquisitions if the Company is unable to meet this ratio (measured on a last twelve months, or LTM, basis) of at least 2.0:1. The Adjusted EBITDA to Fixed Charges ratio under the Secured Indentures is generally defined as the ratio of (a) Adjusted EBITDA to (b) net interest expense excluding the amortization or write-off of deferred financing costs, each measured on a last twelve months (“LTM”) basis. See “Non-U.S. GAAP Measures” for further information regarding Adjusted EBITDA and Schedule 5 to the release for a calculation of the Adjusted EBITDA to Fixed Charges ratio.
The Company’s ABL Facility does not have any financial maintenance covenant other than a minimum Fixed Charge Coverage Ratio of 1.0 to 1.0 that would only apply if the Company’s availability under the ABL Facility at any time is less than the greater of (a) $35 million and (b) 12.5% of the lesser of the borrowing base and the total ABL Facility commitments at such time. The Fixed Charge Coverage Ratio under the credit agreement governing the ABL Facility is generally defined as the ratio of (a) Adjusted EBITDA minus non-financed capital expenditures and cash taxes to (b) debt service plus cash interest expense plus certain restricted payments, each measured on an LTM basis. At September 30, 2018, the Company’s availability under the ABL Facility exceeded such levels; therefore, the minimum fixed charge coverage ratio did not apply.

Non-U.S. GAAP Measures
Segment EBITDA is defined as EBITDA adjusted to exclude certain non-cash and non-recurring expenses. Segment EBITDA is an important measure used by the Company's senior management and board of directors to evaluate operating results and allocate capital resources among segments. Corporate and Other primarily represents certain corporate, general and administrative expenses that are not allocated to the other segments. Segment EBITDA should not be considered a substitute for net loss or other results reported in accordance with U.S. GAAP. Segment EBITDA may not be comparable to similarly titled measures reported by other companies. Adjusted Segment EBITDA is defined as Segment EBITDA adjusted for disposition. See Schedule 4 to this release for reconciliation of net loss to Segment EBITDA and Adjusted Segment EBITDA.
Adjusted EBITDA is defined as EBITDA adjusted for certain non-cash and certain non-recurring items and other adjustments calculated on a pro forma basis, including the expected future cost savings from business optimization programs or other programs and the expected future impact of acquisitions, in each case as determined under the governing debt instrument. As the Company is highly leveraged, it believes that including the supplemental adjustments that are made to calculate Adjusted EBITDA provides additional information to investors about the Company’s ability to comply with its financial covenants and to obtain additional debt in the future. Adjusted EBITDA and Fixed Charges are not defined terms under U.S. GAAP. Adjusted EBITDA is not a measure of financial condition, liquidity or profitability, and should not be considered as an alternative to net loss determined in accordance with U.S. GAAP or operating cash flows determined in accordance with U.S. GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not take into account certain items such as interest and principal payments on our indebtedness, depreciation and amortization expense (because the Company uses capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue), working capital needs, tax payments (because the payment of taxes is part of our operations, it is a necessary element of our costs and ability to operate), non-recurring expenses and capital expenditures. Fixed Charges under the Secured Indentures should not be considered an alternative to interest expense. See Schedule 5 to this release for reconciliation of net loss to Adjusted EBITDA and the Fixed Charges Ratio.

Forward Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, our management may from time to time make oral forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “may,” “will,” “could,” “should,” “seek” or “intend” and similar expressions. Forward-looking statements reflect our current expectations and assumptions regarding our business, the economy and other future events and conditions and are based on currently available financial, economic and competitive data and our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, services, prices and other factors as discussed in the Risk Factors section of our filings with the Securities and Exchange Commission (the “SEC”). While we believe our assumptions are reasonable, we caution you against relying on any forward-looking statements as it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a weakening of global economic and financial conditions, interruptions in the supply of or increased cost of raw materials, the loss of, or difficulties with the further realization of, cost savings in connection with our strategic initiatives, including transactions with our affiliate Momentive Performance Materials Inc., the impact of our substantial indebtedness, our failure to comply with financial covenants under our credit facilities or other debt, pricing actions by our competitors that could affect our operating margins, changes in governmental regulations and related compliance and litigation costs and the other factors listed in our SEC filings. For a more detailed discussion of these and other risk factors, see the Risk Factors section in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q and our other filings made with the SEC. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. The forward-looking statements made by us speak only as of the date on which they are made. Factors or events that could cause our actual results to differ may emerge from time to time. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

About the Company

Based in Columbus, Ohio, Hexion Inc. is a global leader in thermoset resins. Hexion Inc. serves the global wood and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Hexion Inc. is controlled by investment funds affiliated with Apollo Global Management, LLC. Additional information about Hexion Inc. and its products is available at www.hexion.com.

Investors and Media Contact:
John Kompa
614-225-2223
john.kompa@hexion.com

See Attached Financial Statements

HEXION INC.
SCHEDULE 1: CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2018	2017	2018	2017
Net sales	$952	$914	$2,893	$2,696
Cost of sales	796	797	2,414	2,312
Gross profit	156	117	479	384
Selling, general and administrative expense	72	77	231	233
Gain on disposition	—	—	(44)	—
Asset impairments	3	13	28	13
Business realignment costs	5	10	19	27
Other operating expense, net	6	1	26	4
Operating income	70	16	219	107
Interest expense, net	83	82	250	247
Loss on extinguishment of debt	—	—	—	3
Other non-operating (income) expense, net	(1)	(5)	6	(10)
Loss before income tax and earnings from unconsolidated entities	(12)	(61)	(37)	(133)
Income tax expense	6	9	17	16
Loss before earnings from unconsolidated entities	(18)	(70)	(54)	(149)
Earnings from unconsolidated entities, net of taxes	—	—	2	3
Net loss	$(18)	$(70)	$(52)	$(146)
Net income attributable to noncontrolling interest	—	—	(1)	—
Net loss attributable to Hexion Inc.	$(18)	$(70)	$(53)	$(146)

HEXION INC.
SCHEDULE 2: CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions, except share data)	September 30, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents (including restricted cash of $16 and $18, respectively)	$137	$115
Accounts receivable (net of allowance for doubtful accounts of $17 and $19, respectively)	463	462
Inventories:
Finished and in-process goods	291	221
Raw materials and supplies	105	92
Current assets held for sale	—	6
Other current assets	62	44
Total current assets	1,058	940
Investment in unconsolidated entities	19	20
Deferred income taxes	9	8
Long-term assets held for sale	—	2
Other long-term assets	40	49
Property and equipment:
Land	90	84
Buildings	282	291
Machinery and equipment	2,297	2,327
	2,669	2,702
Less accumulated depreciation	(1,826)	(1,778)
	843	924
Goodwill	109	112
Other intangible assets, net	29	42
Total assets	$2,107	$2,097
Liabilities and Deficit
Current liabilities:
Accounts payable	$391	$402
Debt payable within one year	84	125
Interest payable	101	82
Income taxes payable	7	12
Accrued payroll and incentive compensation	63	47
Current liabilities associated with assets held for sale	—	2
Other current liabilities	111	135
Total current liabilities	757	805
Long-term liabilities:
Long-term debt	3,710	3,584
Long-term pension and post employment benefit obligations	247	262
Deferred income taxes	12	11
Other long-term liabilities	182	177
Total liabilities	4,908	4,839
Deficit
Common stock—$0.01 par value; 300,000,000 shares authorized, 170,605,906 issued and 82,556,847 outstanding at September 30, 2018 and December 31, 2017	1	1
Paid-in capital	526	526
Treasury stock, at cost—88,049,059 shares	(296)	(296)
Accumulated other comprehensive loss	(16)	(8)
Accumulated deficit	(3,016)	(2,964)
Total Hexion Inc. shareholder’s deficit	(2,801)	(2,741)
Noncontrolling interest	—	(1)
Total deficit	(2,801)	(2,742)
Total liabilities and deficit	$2,107	$2,097

HEXION INC.
SCHEDULE 3: CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended September 30,
(In millions)	2018	2017
Cash flows used in operating activities
Net loss	$(52)	$(146)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	85	85
Non-cash asset impairments and accelerated depreciation	30	27
Deferred tax benefit	—	(1)
Loss (gain) on sale of assets	3	(1)
Gain on disposition	(44)	—
Amortization of deferred financing fees	13	12
Loss on extinguishment of debt	—	3
Unrealized foreign currency losses (gains)	12	(5)
Other non-cash adjustments	—	(4)
Net change in assets and liabilities:
Accounts receivable	(25)	(89)
Inventories	(91)	(29)
Accounts payable	10	(32)
Income taxes payable	4	8
Other assets, current and non-current	(20)	(4)
Other liabilities, current and long-term	26	(29)
Net cash used in operating activities	(49)	(205)
Cash flows used in investing activities
Capital expenditures	(62)	(86)
Capitalized interest	—	(1)
Proceeds from disposition, net	49	—
Proceeds from sale of assets, net	1	5
Net cash used in investing activities	(12)	(82)
Cash flows provided by financing activities
Net short-term debt borrowings	6	15
Borrowings of long-term debt	425	1,291
Repayments of long-term debt	(343)	(1,079)
Long-term debt and credit facility financing fees paid	(1)	(25)
Net cash provided by financing activities	87	202
Effect of exchange rates on cash and cash equivalents	(4)	7
Change in cash and cash equivalents	22	(78)
Cash and cash equivalents at beginning of period	115	196
Cash and cash equivalents at end of period	$137	$118
Supplemental disclosures of cash flow information
Cash paid for:
Interest, net	$219	$205
Income taxes, net	12	10

HEXION INC.
SCHEDULE 4: RECONCILIATION OF NET LOSS TO SEGMENT EBITDA (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2018	2017	2018	2017
Reconciliation:
Net loss attributable to Hexion Inc.	$(18)	$(70)	$(53)	$(146)
Net income attributable to noncontrolling interest	—	—	(1)	—
Net loss	(18)	(70)	(52)	(146)
Income tax expense	6	9	17	16
Interest expense, net	83	82	250	247
Depreciation and amortization	27	29	85	85
Accelerated depreciation	2	14	2	14
EBITDA	$100	$64	$302	$216
Items not included in Segment EBITDA:
Asset impairments and write-downs	$7	$13	$32	$13
Business realignment costs	5	10	19	27
Gain on disposition	—	—	(44)	—
Realized and unrealized foreign currency losses (gains)	4	(5)	26	(7)
Loss on extinguishment of debt	—	—	—	3
Other	12	14	39	39
Total adjustments	28	32	72	75
Segment EBITDA	$128	$96	$374	$291

Segment EBITDA:
Epoxy, Phenolic and Coating Resins	$66	$45	$208	$143
Forest Products Resins	76	66	219	195
Corporate and Other	(14)	(15)	(53)	(47)
Total	$128	$96	$374	$291

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2018	2017	2018	2017
Segment EBITDA	$128	$96	$374	$291
Adjustment for disposition(1)	—	(1)	—	(3)
Adjusted Segment EBITDA	$128	$95	$374	$288

(1)	Adjustment for disposition impacts the Forest Products Resins segment.

HEXION INC.
SCHEDULE 5: RECONCILIATION OF LAST TWELVE MONTHS NET LOSS TO ADJUSTED EBITDA (Unaudited)

September 30, 2018
LTM Period
Net loss	$(139)
Income tax expense	19
Interest expense, net	332
Depreciation and amortization	116
Accelerated depreciation	2
EBITDA	330
Adjustments to EBITDA:
Asset impairments and write-downs	32
Business realignment costs (1)	44
Realized and unrealized foreign currency losses	35
Gain on disposition	(44)
Unrealized gains on pension and postretirement benefits (2)	(4)
Other (3)	60
Cost reduction programs savings (4)	17
Adjustment for ATG disposition (5)	(1)
Adjusted EBITDA	$469
Pro forma fixed charges (6)	$317
Ratio of Adjusted EBITDA to Fixed Charges (7)	1.48

(1)
Primarily represents cost related to headcount reduction expenses and plant rationalization costs related to in-process and recently completed cost reduction programs, termination costs and other costs associated with business realignments.

(2)	Represents non-cash gains resulting from pension and postretirement benefit plan liability remeasurements.

(3)	Primarily includes certain professional fees related to strategic projects, retention program costs, business optimization expenses, management fees and expenses related to legacy liabilities.

(4)
Represents pro forma impact of in-process cost reduction programs savings. Cost reduction program savings represent the unrealized headcount reduction savings and plant rationalization savings related to cost reduction programs and other unrealized savings associated with the Company’s business realignments activities, and represent our estimate of the unrealized savings from such initiatives that would have been realized had the related actions been completed at the beginning of the period presented. The savings are calculated based on actual costs of exiting headcount and elimination or reduction of site costs.

(5)	Represents pro forma LTM Adjusted EBITDA impact of the ATG disposition, which occurred during the first quarter of 2018.

(6)	Reflects pro forma interest expense based on interest rates at September 30, 2018.

(7)
The Company’s ability to incur additional indebtedness, among other actions, is restricted under the Secured Indentures, unless the Company has an Adjusted EBITDA to Fixed Charges ratio of at least 2.0 to 1.0. As of September 30, 2018, we did not satisfy this test. As a result, we are subject to restrictions on our ability to incur additional indebtedness and to make investments; however, there are exceptions to these restrictions, including exceptions that permit indebtedness under our ABL Facility (available borrowings of which were $151 at September 30, 2018).